November 20, 2007

United States Securities and
Exchange Commission
Washington, D.C. 20549

Re: XIOM, Corp. FEIN 11-3460949
Commission File # 333-124704

To Whom It May Concern:

I have reviewed the above referenced issuer’s 8-K filing dated November 2, 2007. Please let this letter serve to confirm that I agree with the statements made by issuer in this 8-K filing.

Sincerely,

/s/ N. Blumenfrucht, CPA P.C.
N. Blumenfrucht, CPA P.C.